Exhibit 99.1

Ocular Therapeutix, Inc. Announces $325.0 Million Private Placement

BEDFORD, MA, February 22, 2024 (GLOBE NEWSWIRE) -- Ocular Therapeutix, Inc. (Nasdaq:OCUL) (the “Company”), a biopharmaceutical company committed to enhancing people’s vision and quality of life through the development and commercialization of innovative therapies for diseases and conditions of the eye, today announced that it has entered into a securities purchase agreement with a select group of institutional accredited investors to sell securities in a private placement for aggregate gross proceeds of approximately $325.0 million, before deducting placement agent fees and other offering expenses.

The private placement includes participation by new and existing investors, including Venrock Healthcare Capital Partners, TCGX, Deep Track Capital, Perceptive Advisors, Great Point Partners, LLC, Logos Capital, Surveyor Capital (a Citadel company), Acuta Capital Partners, Opaleye Management and a large life sciences dedicated investor, among others.

In the private placement, the Company is selling 32,413,560 shares of its common stock at a price of $7.52 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 10,805,957 shares of its common stock at a price of $7.519 per pre-funded warrant. Each pre-funded warrant will have an exercise price of $0.001 per share, will be exercisable immediately and remains exercisable until exercised in full. The private placement is expected to close on February 26, 2024, subject to the satisfaction of customary closing conditions.

BofA Securities is acting as sole placement agent to the Company in connection with the private placement.

The Company intends to use the net proceeds from the private placement, together with its existing cash and cash equivalents, to accelerate the clinical development of AXPAXLI™ for the treatment of wet AMD, including its ongoing SOL-1 pivotal Phase 3 clinical trial and its planned SOL-2 Phase 3 clinical trial; to support its other clinical development programs; and for working capital and other general corporate purposes.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is a biopharmaceutical company focused on the formulation, development and commercialization of innovative therapies for diseases and conditions of the eye using its proprietary bioresorbable hydrogel-based formulation technology ELUTYX™. Ocular Therapeutix’s first commercial drug product, DEXTENZA®, is an FDA-approved corticosteroid for the treatment of ocular inflammation and pain following ophthalmic surgery and ocular itching associated with allergic conjunctivitis. Ocular Therapeutix’s earlier stage development assets include: AXPAXLI™ (axitinib intravitreal implant), currently in a pivotal Phase 3 trial for the treatment of wet AMD and a Phase 1 clinical trial for the treatment of diabetic retinopathy; PAXTRAVA™ (travoprost intracameral implant, also known as OTX-TIC), currently in a Phase 2 clinical trial for the treatment of primary open-angle glaucoma or ocular hypertension; and OTX-CSI (cyclosporine intracanalicular insert) for the chronic treatment of dry eye disease and OTX-DED (dexamethasone intracanalicular insert) for the short-term treatment of the signs and symptoms of dry eye disease, both of which have completed Phase 2 clinical trials.

Forward-Looking Statements

Any statements in this press release about future expectations, plans, and prospects for the Company, including the Company’s expectations and plans regarding the private placement; the Company’s expected closing of the private placement and whether the conditions for the closing of the private placement will be satisfied; the Company’s anticipated use of its existing cash and cash equivalents and the proceeds from the private placement; and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties related to market conditions; whether the conditions for the closing of the private placement will be satisfied; and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:

Investors

Ocular Therapeutix

Donald Notman

Chief Financial Officer

dnotman@ocutx.com

or

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com